Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL ANNOUNCES FIRST QUARTER 2020 RESULTS

DALLAS, Texas, (July 23, 2020) - Hallmark Financial Services, Inc. (“Hallmark Financial”) (NASDAQ: HALL) today announced financial results for the first quarter ended March 31, 2020.

	First Quarter
	2020	2019
$ in millions:	(unaudited)	(unaudited)
Net (Loss) Income	$(64.3)	$15.0
Operating Earnings (1)	$4.6	$5.6

$ per diluted share:
Net (Loss) Income	$(3.55)	$0.83
Operating Earnings (1)	$0.25	$0.31

(1)	See “Non-GAAP Financial Measures” below

First Quarter 2020 Highlights (all comparisons to same prior year period):

•	Hallmark Financial reported a net combined ratio of 97.6% as compared to 96.5% for the first quarter of 2019. During the quarter, as previously announced on March 2nd, the Company decided to exit the Binding Primary Auto business. The combined ratio was negatively impacted by 7.5 points from this discontinued line of business during the quarter.

•	Hallmark Financial saw continued momentum on rate increases, as rates were up 13% for all lines and 16% for the Specialty Commercial Segment.

•	Gross premiums written increased 8% to $201.6 million

•	Net premiums written increased 8% to $126.5 million

•	Net premiums earned increased 25% to $123.9 million

•	Net combined ratio of 97.6% compared to 96.5%

•	Net loss of $64.3 million, or $3.55 per diluted share, compared to net income of $15.0 million, or $0.83 per diluted share

•	Operating earnings of $4.6 million, or $0.25 per diluted share, compared to $5.6 million, or $0.31 per diluted share (see “Non-GAAP Financial Measures” below)

•	Net investment losses of $29.3 million compared to net investment gains of $11.9 million

Hallmark Financial Services, Inc.

Two Lincoln Centre

5420 Lyndon B Johnson Freeway, Suite 1100

Dallas, Texas 75240-2345

www.hallmarkgrp.com

•	In connection with its normal process for evaluating impairment triggering events, the Company determined that a significant decline in its market capitalization below its stockholders’ equity during the quarter indicated the impairment of the goodwill and indefinite-lived intangible assets included in its balance sheet. As a result, the Company took a $44.7 million charge to goodwill and a $1.3 million charge to indefinite-lived assets as of March 31, 2020.

	First Quarter
	2020	2019	% Change
($ in thousands, unaudited)
Gross premiums written	201,589	187,316	8%
Net premiums written	126,505	117,403	8%
Net premiums earned	123,933	99,030	25%
Investment income, net of expenses	4,458	5,111	-13%
Investment (losses) gains, net	(29,330)	11,937	-346%
Net (loss) income	(64,310)	15,025	-528%
Operating earnings (1)	4,584	5,595	-18%
Net (loss) income per share - basic	$(3.55)	$0.83	-528%
Net (loss) income per share - diluted	$(3.55)	$0.83	-528%
Operating earnings per share - diluted (1)	$0.25	$0.31	-19%
Book value per share	$10.39	$15.10	-31%

(1)	See “Non-GAAP Financial Measures” below

First Quarter 2020 Financial Review

Gross Premiums Written

During the three months ended March 31, 2020, Hallmark Financial’s gross premiums written were $201.6 million, representing an increase of 8% from the $187.3 million in gross premiums written for the same period in 2019.

Net Premiums Written

During the three months ended March 31, 2020, Hallmark Financial’s net premiums written were $126.5 million, representing an increase of 8% from the $117.4 million in net premiums written for the same period of 2019.

Net Premiums Earned

Hallmark Financial’s net premiums earned were $123.9 million for the three months ended March 31, 2020, representing a 25% increase from the $99.0 million in net premiums earned for the same period in 2019.

Investments

During the three months ended March 31, 2020, net investment income was $4.5 million as compared to $5.1 million during the same period in 2019. Net investment losses were $29.3 million for the three months ended March 31, 2020 as compared to net investment gains of $11.9 million for the same period the prior year. The total portfolio return was negative 5.4% for the three months ended March 31, 2020, primarily due to the historic first quarter market declines associated with the novel coronavirus (“COVID-19”) pandemic.

At March 31, 2020 fixed-income securities were $589.4 million, with a tax equivalent book yield of 2.4% compared to 3.7% as of March 31, 2019. As of March 31, 2020, the fixed-income portfolio had an average modified duration of 1.2 years and 89% of the securities had remaining time to maturity of five years or less. As of March 31, 2020, 2% of the investment portfolio was invested in equity securities.

At March 31, 2020, total investments were $603.7 million. Cash and cash equivalents, including restricted cash were $68.9 million. Total investments, cash and cash equivalents, and restricted cash were $672.6 million or $37.08 per share.

Pre-Tax Income

Hallmark Financial had pre-tax loss of $69.6 million for the three months ended March 31, 2020, as compared to pre-tax income of $18.9 million reported during the same period in 2019.

The decline in pre-tax results for the three months ended March 31, 2020 was predominately driven by the impairment of goodwill and other intangible assets of $46.0 million as well as net investment losses of $29.3 million as compared to net investment gains of $11.9 million reported during the same period in 2019.

Loss and Loss Adjustment Expenses (“LAE”) and Net Combined Ratios

Losses and LAE for the three months ended March 31, 2020 increased $23.3 million as compared to the prior year period due primarily to increased net premiums earned, as well as unfavorable net prior year reserve development. Hallmark Financial reported $8.6 million of net unfavorable prior year loss reserve development during the three months ended March 31, 2020 as compared to net favorable prior year loss reserve development of $0.1 million during the same period the prior year.

Hallmark Financial had a net loss ratio of 75.4% for the three months ended March 31, 2020 as compared to 70.8% reported during the same period in 2019. Catastrophe losses contributed 4.9% to the net loss ratio for the three months ended March 31, 2020, as compared to 2.1% for the same period of the prior year.

The expense ratio was 22.2% for the three months ended March 31, 2020 as compared to 25.7% reported during the same period in 2019. The Company reported a net combined ratio of 97.6% for the three months ended March 31, 2020 as compared to 96.5% during the same period in 2019.

Net Income

Hallmark Financial reported a net loss of $64.3 million for the three months ended March 31, 2020 as compared to net income of $15.0 million for the three months ended March 31, 2019.

On a diluted basis per share, the Company reported a net loss of $3.55 per share for the three months ended March 31, 2020 as compared to net income of $0.83 per share for the three months ended March 31, 2019.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for the results reflected in the Company’s GAAP financial statements. In addition, the Company’s definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and operating earnings per share are calculated by excluding net investment gains and losses and impairment of goodwill and other intangible assets from GAAP net income. Management believes that operating earnings and operating earnings per share provide useful information to investors about the performance of and underlying trends in the Company’s core insurance operations. Net income and net income per share are the GAAP measures that are most directly comparable to operating earnings and operating earnings per share. A reconciliation of operating earnings and operating earnings per share to the most comparable GAAP financial measures is presented below.

				Weighted
	Income	Less Tax	Net	Average	Diluted
($ in thousands)	Before Tax	Effect	After Tax	Shares Diluted	Per Share
First Quarter 2020
Reported GAAP measures	$(69,586)	$(5,276)	$(64,310)	18,123	$(3.55)
Excluded impairment of goodwill and other intangible assets	$45,996	$273	$45,723	18,123	$2.52
Excluded investment (gains)/losses	$29,330	$6,159	$23,171	18,123	$1.28
Operating earnings	$5,740	$1,156	$4,584	18,123	$0.25

First Quarter 2019
Reported GAAP measures	$18,918	$3,893	$15,025	18,193	$0.83
Excluded investment (gains)/losses	$(11,937)	$(2,507)	$(9,430)	18,193	$(0.52)
Operating earnings	$6,981	$1,386	$5,595	18,193	$0.31

About Hallmark Financial

Hallmark Financial is a specialty property and casualty insurance holding company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries and offices in Dallas/Fort Worth, San Antonio, Chicago, Jersey City and Atlanta, Hallmark Financial markets, underwrites and services approximately $800 million annually in commercial and personal insurance premiums in select markets. Hallmark Financial is headquartered in Dallas, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. David Webb, Senior Vice President of Corporate Development at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Mar. 31	Dec. 31
ASSETS	2020	2019
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (amortized cost: $597,170 in 2020 and $569,498 in 2019)	$589,383	$574,279
Equity securities (cost: $19,783 in 2020 and $71,895 in 2019)	14,139	99,215
Other investment (cost: $3,763 in 2020 and $3,763 in 2019)	168	2,169
Total investments	603,690	675,663
Cash and cash equivalents	67,165	53,336
Restricted cash	1,732	1,612
Ceded unearned premiums	151,296	164,221
Premiums receivable	140,220	148,288
Accounts receivable	3,812	4,286
Receivable for securities	16,282	12,581
Reinsurance recoverable	364,470	315,466
Deferred policy acquisition costs	25,587	22,994
Goodwill	-	44,695
Intangible assets, net	3,173	5,087
Federal income tax recoverable	9,467	8,995
Deferred federal income taxes, net	9,577	2,185
Prepaid expenses	5,373	2,603
Other assets	31,326	33,262
Total Assets	$1,433,170	$1,495,274
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Senior unsecured notes due 2029 (less unamortized debt issuance cost of $917 in 2020 and $942 in 2019)	$49,083	$49,058
Subordinated debt securities (less unamortized debt issuance cost of $834 in 2020 and $846 in 2019)	55,868	55,856
Reserves for unpaid losses and loss adjustment expenses	653,490	620,355
Unearned premiums	378,573	388,926
Reinsurance balances payable	57,953	59,274
Pension liability	1,305	1,388
Payable for securities	104	1,648
Accounts payable and other accrued expenses	48,348	55,487
Total Liabilities	1,244,724	1,231,992
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2019 and 2018	3,757	3,757
Additional paid-in capital	122,718	123,468
Retained earnings	96,260	160,570
Accumulated other comprehensive (loss) income	(9,257)	688
Treasury stock (2,731,335 shares in 2020 and 2,749,738 shares in 2019), at cost	(25,032)	(25,201)
Total Stockholders’ Equity	188,446	263,282
Total Liabilities & Stockholders' Equity	$1,433,170	$1,495,274

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended
($ in thousands, except per share amounts)	March 31,
	2020	2019
	(unaudited)	(unaudited)
Gross premiums written	$201,589	$187,316
Ceded premiums written	(75,084)	(69,913)
Net premiums written	126,505	117,403
Change in unearned premiums	(2,572)	(18,373)
Net premiums earned	123,933	99,030

Investment income, net of expenses	4,458	5,111
Investment (losses) gains, net	(29,330)	11,937
Finance charges	1,644	1,734
Commission and fees	324	293
Other income	19	16
Total revenues	101,048	118,121

Losses and loss adjustment expenses	93,405	70,087
Operating expenses	29,148	27,246
Interest expense	1,468	1,253
Impairment of goodwill and other intangible assets	45,996	-
Amortization of intangible assets	617	617
Total expenses	170,634	99,203

(Loss) income before tax	(69,586)	18,918
Income tax (benefit) expense	(5,276)	3,893
Net (loss) income	$(64,310)	$15,025

Net (loss) income per share:
Basic	$(3.55)	$0.83
Diluted	$(3.55)	$0.83

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Mar. 31
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands, unaudited)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Gross premiums written	$149,470	$134,399	$26,376	$25,528	$25,743	$27,389	$-	$-	$201,589	$187,316
Ceded premiums written	(63,964)	(57,361)	(7,463)	(8,103)	(3,657)	(4,449)	-	-	(75,084)	(69,913)
Net premiums written	85,506	77,038	18,913	17,425	22,086	22,940	-	-	126,505	117,403
Change in unearned premiums	1,466	(12,850)	(2,495)	(51)	(1,543)	(5,472)	-	-	(2,572)	(18,373)
Net premiums earned	86,972	64,188	16,418	17,374	20,543	17,468	-	-	123,933	99,030

Total revenues	92,120	67,967	17,636	18,373	22,323	19,483	(31,031)	12,298	101,048	118,121

Losses and loss adjustment expenses	60,883	45,949	11,855	11,651	20,667	12,487	-	-	93,405	70,087

Pre-tax income (loss)	16,292	7,968	716	1,507	(5,655)	1,573	(80,939)	7,870	(69,586)	18,918

Net loss ratio (1)	70.0%	71.6%	72.2%	67.1%	100.6%	71.5%			75.4%	70.8%
Net expense ratio (1)	17.7%	22.3%	32.5%	30.4%	28.4%	22.2%			22.2%	25.7%
Net combined ratio (1)	87.7%	93.9%	104.7%	97.5%	129.0%	93.7%			97.6%	96.5%

Net Favorable (Unfavorable) Prior Year Development	(3,153)	(1,926)	(125)	1,805	(5,281)	187			(8,559)	66

(1)	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.